Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated November 1, 2023
Preliminary Prospectus Supplement dated October 22, 2024
Registration Statement File No. 333-275251

ELEVANCE HEALTH, INC.

Offering of:
$350,000,000 4.500% Notes due 2026 (the “2026 Notes”)
$750,000,000 4.750% Notes due 2030 (the “2030 Notes”)
$750,000,000 4.950% Notes due 2031 (the “2031 Notes”)
$1,200,000,000 5.200% Notes due 2035 (the “2035 Notes”)
$1,350,000,000 5.700% Notes due 2055 (the “2055 Notes”)
$800,000,000 5.850% Notes due 2064 (the “2064 Notes”)
Pricing Term Sheet dated
October 22, 2024

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated October 22, 2024 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 1, 2023, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-275251). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Elevance Health, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB+ (Moody’s / S&P / Fitch)

Pricing Date	October 22, 2024

Trade Date	October 22, 2024

Settlement Date	October 31, 2024 (T+7)

Aggregate Principal Offering Amount	$350,000,000 for the 2026 Notes $750,000,000 for the 2030 Notes $750,000,000 for the 2031 Notes $1,200,000,000 for the 2035 Notes $1,350,000,000 for the 2055 Notes $800,000,000 for the 2064 Notes

Maturity Date
October 30, 2026 for the 2026 Notes
February 15, 2030 for the 2030 Notes
November 1, 2031 for the 2031 Notes
February 15, 2035 for the 2035 Notes
February 15, 2055 for the 2055 Notes
November 1, 2064 for the 2064 Notes

Coupon (Interest Rate)	4.500% for the 2026 Notes 4.750% for the 2030 Notes 4.950% for the 2031 Notes 5.200% for the 2035 Notes 5.700% for the 2055 Notes 5.850% for the 2064 Notes

Price to Public (Issue Price)
99.981% of the principal amount for the 2026 Notes
99.794% of the principal amount for the 2030 Notes
99.760% of the principal amount for the 2031 Notes
99.646% of the principal amount for the 2035 Notes
99.453% of the principal amount for the 2055 Notes
99.708% of the principal amount for the 2064 Notes

Yield to Maturity	4.510% for the 2026 Notes 4.796% for the 2030 Notes 4.991% for the 2031 Notes 5.246% for the 2035 Notes 5.739% for the 2055 Notes 5.869% for the 2064 Notes

Spread to Benchmark Treasury
T + 48 basis points for the 2026 Notes
T + 80 basis points for the 2030 Notes
T + 90 basis points for the 2031 Notes
T + 105 basis points for the 2035 Notes
T + 125 basis points for the 2055 Notes
T + 138 basis points for the 2064 Notes

Benchmark Treasury
3.500% due September 30, 2026 for the 2026 Notes
3.500% due September 30, 2029 for the 2030 Notes
3.625% due September 30, 2031 for the 2031 Notes
3.875% due August 15, 2034 for the 2035 Notes
4.625% due May 15, 2054 for the 2055 Notes
4.625% due May 15, 2054 for the 2064 Notes

Benchmark Treasury Price / Yield
99-00 ⅝ / 4.030% for the 2026 Notes
97-25+ / 3.996% for the 2030 Notes
97-06 ¾ / 4.091% for the 2031 Notes
97-14 / 4.196% for the 2035 Notes
102-07 / 4.489% for the 2055 Notes
102-07 / 4.489% for the 2064 Notes

Interest Payment Dates
April 30 and October 30, commencing April 30, 2025 for the 2026 Notes
February 15 and August 15, commencing February 15, 2025 for the 2030 Notes
May 1 and November 1, commencing May 1, 2025 for the 2031 Notes
February 15 and August 15, commencing February 15, 2025 for the 2035 Notes
February 15 and August 15, commencing February 15, 2025 for the 2055 Notes
May 1 and November 1, commencing May 1, 2025 for the 2064 Notes

Optional Redemption Provisions
For the 2026 Notes: Prior to October 30, 2026, make-whole call at Treasury rate plus 10 basis points.

For the 2030 Notes: Prior to January 15, 2030 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after January 15, 2030.

For the 2031 Notes: Prior to September 1, 2031 (the date that is two months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after September 1, 2031.

For the 2035 Notes: Prior to November 15, 2034 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after November 15, 2034.

For the 2055 Notes: Prior to August 15, 2054 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after August 15, 2054.

For the 2064 Notes: Prior to May 1, 2064 (the date that is six months prior to the maturity date), make whole call at Treasury rate plus 25 basis points; par call at any time on or after May 1, 2064.

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number
036752 BG7 / US036752BG70 for the 2026 Notes
036752 BB8 / US036752BB83 for the 2030 Notes
036752 BC6 / US036752BC66 for the 2031 Notes
036752 BD4 / US036752BD40 for the 2035 Notes
036752 BE2 / US036752BE23 for the 2055 Notes
036752 BF9 / US036752BF97 for the 2064 Notes

Joint Book-Running Managers	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Passive Book-Running Managers	Barclays Capital Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC Truist Securities, Inc.

Senior Co-Managers	BofA Securities, Inc. Deutsche Bank Securities Inc. PNC Capital Markets LLC UBS Securities LLC U.S. Bancorp Investments, Inc.

Junior Co-Managers	BNY Mellon Capital Markets, LLC Huntington Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about October 31, 2024, which will be the seventh business day following the pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-275251). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling (i) Citigroup Global Markets Inc. at (800) 831-9146, (ii) Morgan Stanley & Co. LLC at (866) 718-1649 or (iii) Wells Fargo Securities, LLC at (800) 645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.